Board of Trustees
Auxier Focus Fund  (a series of the AmeriPrime Funds)

In planning and performing our audit of the financial statements of the Auxier Focus Fund for the year ended June 30, 2001, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Auxier Focus Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected, within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2001.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio
July 24, 2001

Board of Trustees
GJMB Growth Fund  (a series of the AmeriPrime Funds)

In planning and performing our audit of the financial statements of the GJMB Growth Fund for the year ended June 30, 2001, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the GJMB Growth Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected, within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2001.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio
July 24, 2001

June 30, 2001

Dear Fellow Shareholders,

      The IMS Capital Value Fund employs a fundamental value approach, diversifying its holdings across all major sectors of the market. The Fund seeks to identify undervalued companies in opportunistic industries that are showing concrete signs of positive business momentum.

      The Fund will be having its 5th birthday on August 5th, 2001. This represents an important milestone and provides an opportunity for us to reflect on what the Fund has accomplished in its first five years. The Fund has earned a four star rating from Morningstar, Inc. for the three-year period ended June 30, 2001*. We have lowered the Fund's expense ratio twice. The Fund has been added to the platforms at Charles Schwab, Fidelity, TD Waterhouse, and American Express. The Fund has been the subject of four television interviews by Paul Kangas of the Nightly Business Report, and has received favorable press coverage from publications including SmartMoney magazine, BusinessWeek magazine, USA Today, and the Wall Street Journal**. In addition, the Fund has grown from zero to nearly twelve million dollars in assets.

      We are proud of the Fund's consistent performance, its adherence to the principles of value investing, and the way it has held up during this tough market cycle. We treat the money in the Fund as if it were our own; in fact, all of us at IMS Capital Management invest our 401K retirement plan assets in the IMS Capital Value Fund. We continually strive towards our goal of making the IMS Capital Value Fund one of the most successful and respected funds in the industry. We sincerely appreciate the confidence and trust you have placed with us. We are working hard to reward your decision with solid investment returns. Sincerely,


Carl W. Marker
Portfolio Manager
IMS Capital Value Fund




      *To assign Star Ratings, a fund's risk score is subtracted from the fund's return score. Then all funds in a category are ranked by the resulting number. The top 10% of funds receive five stars, the next 22.5% receive four stars, the middle 35% receive three stars, the next 22.5% receive two stars and the bottom 10% receive a single star. The IMS Capital Value Fund was rated among 189 domestic mid-cap value funds. The IMS Capital Value Fund has received a three-year rating of four stars, a five-year rating of three stars and an overall rating of three stars. Morningstar ratings are calculated monthly and are current through June 30, 2001.

      **SmartMoney August 1997, BusinessWeek April 9, 2001, USA Today April 3, 1997, and the Wall Street Journal May 7, 2001.

      The prospectus should be read carefully before investing. To request a prospectus for more complete information, including charges and expenses, call toll free 1-800-934-5550. Past performance does not guarantee future results. Shares when redeemed may be worth more or less than their original cost. Distributed by Unified Financial Securities, Inc., Member NASD, SIPC.
431 North Pennsylvania Street, Indianapolis, IN 46204

Fund Performance for periods ended June 30, 2001

      In terms of performance this year, the Fund is up +14.63% through the first six months ending June 30, 2001. Most of the major market averages have lost money over the same period: Dow Jones Industrial Average -6.10%, S & P 500 Index -7.13% and NASDAQ -13.62%**. Our benchmark, the Russell Mid-Cap Value Index posted a return of 3.25%. Returns for the 1-year, 3-year and since inception periods are listed below.
                                                                     Average
      Fund/Index                                                 Annual Return
                                               Average Annual    Since Inception
                          Six                Three Year Return  (August 5, 1996)
                         Months     One Year
IMS Capital Value Fund   14.63%      3.72%           9.37%              11.84%
Russell Mid-Cap Value     3.25%     23.92%           6.43%              14.90%
Index

            IMS Fund Return   Russell Index Values  Index Returns Index$  Fund$
    8/5/96                                 399.514               $10,000 $10,000
   9/30/96              5.00%               419.660        5.04% $10,504 $10,500
  12/31/96              6.10%               455.830        8.62% $11,410 $11,141
   3/31/97              5.21%               463.590        1.70% $11,604 $11,721
   6/30/97              6.23%               521.980       12.60% $13,065 $12,451
   9/30/97              6.18%               588.560       12.76% $14,732 $13,221
  12/31/97            -10.08%               612.500        4.07% $15,331 $11,888
   3/31/98             14.42%               673.710        9.99% $16,863 $13,602
   6/30/98             -2.69%               656.390       -2.57% $16,430 $13,236
   9/30/98            -15.31%               566.740      -13.66% $14,186 $11,210
  12/31/98             20.10%               643.630       13.57% $16,110 $13,463
   3/31/99              3.84%               623.590       -3.11% $15,609 $13,980
   6/30/99             12.26%               693.318       11.18% $17,354 $15,694
   9/30/99            -13.19%               619.570      -10.64% $15,508 $13,624
  12/31/99             16.39%               642.920        3.77% $16,093 $15,857
   3/31/00              9.69%               649.400        1.01% $16,255 $17,393
   6/30/00             -4.00%               638.490       -1.68% $15,982 $16,698
   9/30/00             -1.22%               700.110        9.65% $17,524 $16,494
  12/31/00             -8.40%               766.320        9.46% $19,181 $15,108
   3/31/01              7.93%               739.170       -3.54% $18,502 $16,307
   6/30/01              6.20%               791.230        7.04% $19,805 $17,318


      Past performance does not guarantee future results. This graph shows the value of a hypothetical initial investment of $10,000 in the Fund and the Russell Mid-Cap Value Index on August 5, 1996 (inception of the Fund) and held through June 30, 2001. The index is an unmanaged group of stocks whose total
return   includes  the   reinvestment   of  any   dividends   and  capital  gain
distributions, but does not reflect expenses, which have lowered the Fund's return. Investors cannot invest directly in the index. Please read the prospectus carefully before investing as it contains important information, including information about the risk factors associated with the Fund. Investment return and principal value fluctuate in response to the activities of individual companies and general market and economic conditions. As a result, an investor's shares when redeemed may be worth more or less than their original cost.

      **The DJIA, the S&P 500, and the NASDAQ indices are unmanaged and it is therefore not possible to invest directly in them.

                   Top Ten Equity Holdings - June 30, 2001
---------------------------------------------------------------------------
Waste Management, Inc.                                5.4%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Niagara Mohawk Inc.                                   3.7%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Wm. Wrigley Jr. Co.                                   3.7%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
T. Rowe Price & Associates, Inc.                      3.4%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Atmel Corp.                                           3.4%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Cendant Corp.                                         3.4%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
OfficeMax Inc.                                        3.4%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Sovereign Bancorp, Inc.                               3.2%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
American Power Conversion                             3.2%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Gentiva Health Services, Inc.                         3.1%
---------------------------------------------------------------------------
---------------------------------------------------------------------------


      The prospectus should be read carefully before investing. To request a prospectus for more complete information, including charges and expenses, call toll free 1-800-934-5550. Past performance does not guarantee future results. Shares when redeemed may be worth more or less than their original cost.

Distributed by Unified Financial Securities, Inc., Member NASD, SIPC. 431 North Pennsylvania Street, Indianapolis, IN 46204

IMS Capital Value Fund
Schedule of Investments - June 30, 2001


Common Stocks - 87.5%             Shares          Value
Accident & Health Insurance - 2.4%
Conseco, Inc. (a)                 20,000         $ 277,000
                                                 ---------

Air Courier Services - 2.1%
FedEx Corp. (a)                    6,000          241,200
                                                 ---------

Biological Products - 1.9%
Biogen Inc. (a)                    4,000          217,440
                                                 ---------

Dolls & Stuffed Toys - 1.1%
Marvel Enterprises, Inc. (a)      40,500          122,715
                                                 ---------

Electrical Services - 2.4%
FirstEnergy Corp.                  8,500          273,360
                                                 ---------
                                                 ---------

Electric & Other Services Combined - 3.7%
Niagara Mohawk Holdings, Inc.     24,000          424,560
                                                 ---------

Electrical Industrial Apparatus - 3.2%
American Power Conversion, Inc. (a23,000          362,250
                                                 ---------

Fats & Oils - 2.8%
Archer Daniels Midland Co.        25,000          326,250
                                                 ---------

Hospital & Medical Service Plans - 2.7%
Oxford Health Plans (a)            5,700          163,020
PacifiCare Health Systems, Inc. - C9,000B (a)     146,700
                                                 ---------
                                                  309,720
                                                 ---------
Life Insurance - 2.3%
Lincoln National Corp.             5,000          258,750
                                                 ---------

Meat Packing Plants - 1.9%
ConAgra Foods Inc.                11,000          217,910
                                                 ---------

National Commercial Banks - 2.4%
First Tennesee National Corp.      8,000          277,680
                                                 ---------

Petroleum Refining - 1.9%
Pennzoil-Quaker State, Inc.       20,000          224,000
                                                 ---------

Pharmaceutical Preparations - 2.7%
Chiron Corp. (a)                   6,000          306,000
                                                 ---------

Radio & TV Broadcasting
  & Communications Equipment - 2.3%
Gilat Satellite Networks Ltd. (a) 10,000          120,000
Motorola, Inc.                     9,000          149,040
                                                 ---------
                                                  269,040
                                                 ---------
Refuse Systems - 5.4%
Waste Management, Inc.            20,000          616,400
                                                 ---------

Retail Catalog & Mail Order Houses - 2.4%
Schein Henry Inc. (a)              7,000          280,420
                                                 ---------

Retail - Miscellaneous Shopping Goods Stores - 3.4%
OfficeMax, Inc. (a)               105,000         387,450
                                                 ---------

Savings Institutions, Federally Chartered - 3.2%
Sovereign Bancorp Inc.            28,000          364,000
                                                 ---------

Security & Commodity Brokers, Dealers,
  Exchanges &  Services - 3.4%
T. Rowe Price Associates, Inc.    10,500          392,595
                                                 ---------

Security Brokers, Dealers & Flotation Companies - 2.8%
Knight Trading Group, Inc.        10,000          106,900
Raymond James Financial Inc.       7,000          214,200
                                                 ---------
                                                 ---------
                                                  321,100
                                                 ---------

IMS Capital Value Fund
Schedule of Investments - June 30, 2001 - continued

Common Stocks - continued         Shares          Value

Semiconductors & Related Devices - 7.3%
Atmel Corp. (a)                   29,000        $ 391,210
LSI Logic Corp. (a)               15,000          282,000
Unisys Corp. (a)                  11,000          161,810
                                                 ---------
                                                  835,020
                                                 ---------
Services - Help Supply Services - 3.1%
Gentiva Health Services, Inc. (a) 20,000          360,000
                                                 ---------

Services - Personal Services - 6.2%
Block (H&R), Inc.                  5,000          322,750
Cendant Corp. (a)                 20,000          390,000
                                                 ---------
                                                  712,750
                                                 ---------
Services - Prepackaged Software - 3.6%
Novell, Inc. (a)                  35,000          199,150
Symantec Corp. (a)                 5,000          218,450
                                                 ---------
                                                  417,600
                                                 ---------
Sugar & Confectionery Products - 3.7%
Wm. Wrigley Jr. Company            9,000          421,650
                                                 ---------

Surgical & Medical Instruments & Apparatus - 2.2%
Boston Scientfic Corp. (a)        15,000          255,000
                                                 ---------

Telephone & Telegraph Apparatus - 1.0%
Tellabs Inc. (a)                   6,000          116,280
                                                 ---------

Telephone Communications (No Radio Telephone) - 4.0%
AT&T Corp.                        10,000          220,000
CenturyTel, Inc.                   8,000          242,400
                                                 ---------
                                                  462,400
                                                 ---------

TOTAL COMMON STOCKS (Cost $8,579,322)        $ 10,050,540
                                                 ---------

                                  Principal
                                  Amount          Value
Bonds - 1.0%
Marvel Enterprises, Inc. 12% 6/15/$250,000      $ 120,000
                                                 ---------
  (Cost $113,255)

Money Market Securities - 9.4%
Firstar U.S. Treasury Money Market Fund,
  3.43% (b) (Cost $1,077,075)     $1,077,075  $ 1,077,075
                                                 ---------


TOTAL INVESTMENTS - 97.9% (Cost $9,769,652)    11,247,615
                                                 ---------
                                                 ---------
Cash and other assets less liabilities - 2.1%     240,614
                                                 ---------
                                                 ---------
TOTAL NET ASSETS - 100.0%                    $ 11,488,229
                                                 =========

(a) Non-income producing
(b) Variable rate security; the coupon rate shown represents the rate at June 30, 2001.

IMS Capital Value Fund                                     June 30, 2001
Statement of Assets & Liabilities


Assets
Investment in securities (cost $9,769,652)                 $ 11,247,615
Cash                                                            235,932
Dividends receivable                                              6,200
Interest receivable                                               4,228
Receivable for fund shares sold                                   2,622
Fees waived by advisor                                            7,233
Prepaid registration & filing fees                                  500
Deferred organization costs                                       4,598
                                                           -------------
   Total assets                                              11,508,928
                                                           -------------

Liabilities
Accrued investment advisory fee payable, net of waiver           11,932
Accrued expenses                                                  8,517
Payable for fund shares repurchased                                 250
                                                           -------------
   Total liabilities                                             20,699
                                                           -------------


Net Assets                                                 $ 11,488,229
                                                           =============

Net Assets consist of:
Paid in capital                                             $ 8,710,245
Accumulated undistributed net realized gain on investments    1,300,021
Net unrealized appreciation on investments                    1,477,963
                                                           -------------


Net Assets, for  828,366 shares                            $ 11,488,229
                                                           =============

Net Asset Value
Offering price and redemption price per share
           ($11,488,229/828,366)                                 $13.87
                                                           =============

IMS Capital Value Fund
Statement of Operations
for the year ended June 30, 2001


Investment Income
Dividend income                                                   $ 71,973
Interest income                                                     64,488
                                                               ------------
                                                               ------------
Total Income                                                       136,461
                                                               ------------

Expenses
Investment advisory fee                                            144,169
Transfer agent fees [Note 3]                                        22,094
Administration fees [Note 3]                                        23,018
Pricing & bookkeeping fees [Note 3]                                 18,000
Audit fees                                                           7,621
Legal fees                                                           5,051
Amortization of organizational expenses [Note 6]                     5,383
Custodian fees                                                       4,152
Registration fees                                                    3,890
Trustees' fees                                                       2,081
Shareholder reports                                                  2,775
Insurance                                                            1,105
Miscellaneous expense                                               21,427
                                                               ------------
Total expenses before reimbursement                                260,766
Reimbursed Fees                                                    (79,241)
                                                               ------------

Total operating expenses                                           181,525
                                                               ------------

Net Investment Loss                                                (45,064)
                                                               ------------

Realized & Unrealized Gain (Loss)
Net realized gain on investment securities                       1,471,980
Change in net unrealized  (depreciation)
   on investment securities                                     (1,026,632)
                                                               ------------
Net realized and unrealized gain (loss)
   on investment securities                                        445,348
                                                               ------------

Net increase in net assets resulting from operations             $ 400,284
                                                               ============

IMS Capital Value Fund
Statement of Changes in Net Assets
                                                            Year            Year
                                                            Ended          Ended
                                                          June 30,        June 30,
                                                            2001            2000
                                                         ------------    -----------
Increase (Decrease) in Net Assets
Operations
   Net investment loss                                     $ (45,064)     $ (40,468)
   Net realized gain on investment securities              1,471,980        333,492
   Change in net unrealized appreciation (depreciation)   (1,026,632)       431,787
                                                         ------------    -----------
   Net increase in net assets resulting from operations      400,284        724,811
                                                         ------------    -----------
Distributions to shareholders
   From net realized gain                                   (405,947)    (1,175,174)
                                                         ------------    -----------
                                                         ------------    -----------
   Total distributions                                      (405,947)    (1,175,174)
                                                         ------------    -----------
Capital Share Transactions
   Net proceeds from sale of shares                        2,031,252        918,215
   Reinvestment of distributions                             394,976      1,165,509
   Amount paid for repurchase of shares                   (2,516,910)    (1,656,678)
                                                         ------------    -----------
   Net increase (decrease) in net assets resulting
      from capital share transactions                        (90,682)       427,046
                                                         ------------    -----------
Total decrease in net assets                                 (96,345)       (23,317)

Net Assets
   Beginning of period                                    11,584,574     11,607,891
                                                         ------------    -----------
   End of period                                         $ 11,488,229  $ 11,584,574
                                                         ============    ===========

Capital Share Transactions:
Shares sold                                                  148,372         67,647
Shares issued in reinvestment of distributions                32,642         89,723
Shares repurchased                                          (185,318)      (121,795)
                                                         ------------    -----------

Net increase (decrease) from capital transactions             (4,304)        35,575
                                                         ============    ===========


IMS Capital Value Fund
Financial Highlights


                                                                                                             Period
                                  Year ended  Year ended     Period ended                                    ended
                                  June 30,     June 30,        June 30,       Years ended October 31,      October 31,
                                                                              -------------------------
                                                                              -------------------------
                                    2001         2000          1999 (c)          1998          1997         1996 (d)
                                  ---------   -----------    --------------   -----------   -----------    -----------

Selected Per Share Data
Net asset value, beginning of period
                                   $ 13.91       $ 14.56           $ 11.28       $ 12.06       $ 10.76        $ 10.00
                                  ---------   -----------    --------------   -----------   -----------    -----------

Income from investment operations:
  Net investment (loss)              (0.05)        (0.05)             0.00         (0.06)        (0.08)         (0.01)
  Net realized and unrealized gain    0.50          0.88              3.28          0.12          1.38           0.77
                                  ---------   -----------    --------------   -----------   -----------    -----------

Total from investment operations      0.45          0.83              3.28          0.06          1.30           0.76
                                  ---------   -----------    --------------   -----------   -----------    -----------

Less distributions
  From net investment income          0.00          0.00              0.00         (0.03)         0.00           0.00
  From net realized gain             (0.49)        (1.48)             0.00         (0.81)         0.00           0.00
                                  ---------   -----------    --------------   -----------   -----------    -----------

Total distributions                  (0.49)        (1.48)             0.00         (0.84)         0.00           0.00
                                  ---------   -----------    --------------   -----------   -----------    -----------

Net asset value, end of period     $ 13.87       $ 13.91           $ 14.56       $ 11.28       $ 12.06        $ 10.76
                                  =========   ===========    ==============   ===========   ===========    ===========

Total Return                         3.72%         6.39%            29.08% (b)     2.27%        12.08%          7.60% (b)

Ratios and Supplemental Data
Net assets, end of period (000)    $11,488       $11,585           $11,608       $11,524        $9,932         $4,741
Ratio of expenses to average net
  assets                             1.59%         1.59%             1.59% (a)     1.73%         1.97%          1.84% (a)
Ratio of expenses to average net
  assets before reimbursement        2.28%         2.08%             2.50% (a)     2.34%         2.54%          3.92% (a)
Ratio of net investment (loss) to
  average net assets                (0.39)%       (0.36)%           (0.04)(a)     (0.53)%       (0.64)%        (0.25) (a)
Ratio of net investment (loss) to
  average net assets before
  reimbursement                     (1.09)%       (0.84)%           (0.95)(a)     (1.14)%       (1.20)%        (2.32) (a)
Portfolio turnover rate             77.87%        75.69%            68.16% (a)    81.74%        34.76%          3.56% (a)

(a)  Annualized
(b) For a period of less than a full year, the total return is not annualized.
(c) For the period November 1, 1998 through June 30, 1999 (d) August 5, 1996 (commencement of operations) to October 31, 1996

                             IMS Capital Value Fund
                          Notes to Financial Statements
                                  June 30, 2001


NOTE 1.  ORGANIZATION

      IMS Capital Value Fund (the "Fund") was organized as a series of AmeriPrime Funds (the "Trust") on July 25, 1996 and commenced operations on August 5, 1996. The Trust is established under the laws of Ohio by an Agreement and Declaration of Trust dated August 8, 1995 (the "Trust Agreement"). The Fund is registered under the Investment Company Act of 1940, as amended, as a diversified open-end management investment company. The Fund's investment objective is to provide long-term growth of capital. The Trust Agreement permits the Board of Trustees (the "Board") to issue an unlimited number of shares of beneficial interest of separate series without par value.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

      The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements.

      Securities Valuations - Securities that are traded on any exchange or on the NASDAQ over-the-counter market are valued at the last quoted sale price. Lacking a last sale price, a security is valued at its last bid price except when, in the opinion of the Fund's advisor (the "Advisor"), the last bid price does not accurately reflect the current value of the security. All other securities for which over-the-counter market quotations are readily available are valued at their last bid price. When market quotations are not readily available, when the Advisor determines the last bid price does not accurately reflect the current value or when restricted securities are being valued, such securities are valued as determined in good faith by the Advisor, in conformity with guidelines adopted by and subject to review of the Board.

      Fixed income securities generally are valued by using market quotations, but may be valued on the basis of prices furnished by a pricing service when the Advisor believes such prices accurately reflect the fair market value of such securities. A pricing service utilizes electronic data processing techniques based on yield spreads relating to securities with similar characteristics to determine prices for normal institutional-size trading units of debt securities without regard to sale or bid prices. If the Advisor decides that a price provided by the pricing service does not accurately reflect the fair market value of the securities, when prices are not readily available from a pricing service or when restricted or illiquid securities are being valued, securities are valued at fair value as determined in good faith by the Advisor, in conformity with guidelines adopted by and subject to review of the Board. Short-term investments in fixed income securities with maturities of less than 60 days when acquired, or which subsequently are within 60 days of maturity, are valued by using the amortized cost method of valuation, which the Board has determined will represent fair value.

      Federal Income Taxes - The Fund intends to qualify each year as a "regulated investment company" under the Internal Revenue Code of 1986, as amended. By so qualifying, the Fund will not be subject to federal income taxes to the extent that it distributes substantially all of its net investment income and any realized capital gains.

      Dividends and Distributions - The Fund intends to comply with federal tax rules regarding distribution of substantially all of its net investment income and capital gains. These rules may cause multiple distributions during the course of the year.

      Other - The Fund follows industry practice and records security transactions on the trade date. The specific identification method is used for determining gains or losses for financial statements and income tax purposes. Dividend income is recorded on the ex-dividend date and interest income is recorded on

                             IMS Capital Value Fund
                          Notes to Financial Statements
                            June 30, 2001 - continued


NOTE 2. SIGNIFICANT ACCOUNTING POLICIES - continued

      an accrual basis. Discounts and premiums on securities purchased are amortized over the life of the respective securities. Generally accepted accounting principles require that permanent financial reporting tax differences relating to shareholder distributions be reclassified to accumulated undistributed net realized gains.

NOTE 3. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

      The Fund retains IMS Capital Management, Inc. (the "Advisor") to manage the Fund's investments. Carl W. Marker, Chairman and President of the Advisor, is primarily responsible for the day-to-day management of the Fund's portfolio.

      Under the terms of the management agreement (the "Agreement"), the Advisor manages the Fund's investments subject to approval of the Board. As compensation for its management services, the Fund is obligated to pay the Advisor a fee computed and accrued daily and paid monthly at an annual rate of 1.26% of the average daily net assets of the Fund. For the fiscal year ended June 30, 2001 the Advisor received fees of $144,169 from the Fund. The Advisor has contractually agreed to waive all or a portion of its management fees and/or reimburse the Fund for expenses it incurs to maintain total operating expenses at the rate of 1.59% of average daily net assets through October 31, 2006. For the year ended June 30, 2001 the Advisor reimbursed expenses of $79,241.

      Effective October 12, 2000, AmeriPrime Financial Services, Inc. and Unified Fund Services, Inc., both wholly owned subsidiaries of Unified Financial Services, Inc., merged with one another. Prior to the merger, AmeriPrime Financial Services, Inc. served as Administrator to the Fund. The result of this merger is now Unified Fund Services, Inc. ("Unified"), still a wholly owned subsidiary of Unified Financial Services, Inc. A Trustee and the officers of the Trust are members of management and/or employees of Unified.

      The Fund retains Unified to manage the Fund's business affairs and provide the Fund with administrative services, including all regulatory reporting and necessary office equipment and personnel. Unified receives a monthly fee from the Fund equal to an annual rate of 0.20% of the Fund's assets with no monthly minimum.
      The Fund also retains Unified to act as the Fund's transfer agent and fund accountant. For its services as transfer agent, Unified receives a monthly fee from the Fund of $1.20 per shareholder (subject to a minimum monthly fee of $750). For its services as fund accountant, Unified receives an annual fee from the Fund equal to 0.0275% of the Fund's assets up to $100 million, and 0.0250% of the Fund's assets from $100 million to $300 million, and 0.0200% of the Fund's assets over $300 million (subject to various monthly minimum fees, the maximum being $2,000 per month for assets of $20 million to $100 million). A Trustee and officers of the Trust are members of management and /or employees of Unified.

      Prior to December 31, 2000, the Fund had retained AmeriPrime Financial Securities, Inc. to act as the principal distributor of its shares. Effective December 31, 2000, AmeriPrime Financial Securities, Inc. sold substantially all of its assets to Unified Financial Securities, Inc. Both companies are wholly owned subsidiaries of Unified Financial Services, Inc. Effective December 31, 2000, the Fund retained Unified Financial Securities, Inc. to act as the principal distributor of its shares. There were no payments made to either distributor during the year ended June 30, 2001. A Trustee and officer of the Trust may be deemed to be an affiliate of AmeriPrime Financial Securities Inc. and Unified Financial Securities, Inc.

                             IMS Capital Value Fund
                          Notes to Financial Statements
                            June 30, 2001- continued

NOTE 4.  INVESTMENTS

      For the year ended June 30, 2001, purchases and sales of investment securities, other than short-term investments, aggregated $7,946,109 and $9,550,704, respectively. As of June 30, 2001, the gross unrealized appreciation for all securities totaled $1,946,326 and the gross unrealized depreciation for all securities totaled $468,363 for a net unrealized appreciation of $1,477,963. The aggregate cost of securities for federal income tax purposes at June 30, 2001 was $9,769,652.

NOTE 5.  ESTIMATES

      Preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 6.  DEFERRED ORGANIZATION COSTS

      The Fund has incurred expenses of $23,547 in connection with its organization. These costs have been deferred and are being amortized on a straight-line basis through June 20, 2002.

                          INDEPENDENT AUDITOR'S REPORT

To The Shareholders and
Board of Trustees
IMS Capital Value Fund (a series of the AmeriPrime Funds)

We have audited the accompanying statement of assets and liabilities of the IMS Capital Value Fund, including the schedule of portfolio investments, as of June 30, 2001, and the related statement of operations for the year then ended, the statement of changes in net assets, and the financial highlights for each of the periods indicated. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments and cash held as of June 30, 2001 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the IMS Capital Value Fund as of June 30, 2001, the results of its operations for the year then ended, the changes in its net assets, and the financial highlights for each of the periods indicated, in conformity with accounting principles generally accepted in the United States of America.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio  44145
July 24, 2001

Board of Trustees
Jumper Strategic Advantage Fund  (a series of the AmeriPrime Funds)

In planning and performing our audit of the financial statements of the Jumper Strategic Advantage Fund for the year ended June 30, 2000, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Jumper Strategic Advantage Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected, within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2000.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio
July 19, 2000